EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Heritage Financial Group
HeritageBank of the South 401(k) Plan
     We consent to the incorporation by reference in Registration Statement No. 333-130291 of Heritage Financial Group on Form S-8 of our report dated June 24, 2009, appearing in this Annual Report on Form 11-K of HeritageBank of the South 401(k) Plan for the year ended December 31, 2008.
Albany, Georgia
June 25, 2009